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                                                                    EXHIBIT 11
                                                                    ----------

                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                            For the 3 Months Ended  For the 6 Months Ended
                                    June 30,                 June 30,
                            ----------------------  -----------------------
                                  1996        1995          1996      1995
                            ----------------------  -----------------------
Net income...............     $    281    $    260       $   579  $    542
                              ========    ========       =======  ========
Weighted average number
  of common shares
  outstanding ...........      428,436     424,065       428,436   424,065

Common stock equivalent
  shares applicable to
  stock options..........        1,781         449         1,109       502
                              --------    --------       -------  --------
Total number of shares
  for computing primary
  earnings per share.....      430,217     424,514       429,545   424,567

Incremental shares for
  computing fully diluted
  earnings per share.....           69           0           741         0
                              --------    --------       -------  --------
Total number of shares
  for computing fully
  diluted earnings
  per share..............      430,286     424,514       430,286   424,567
                              ========    ========      ========  ========
Earnings per common
  share (as reported)....     $   0.66    $   0.61      $   1.35  $   1.28
Primary earnings
  per share..............     $   0.65    $   0.61      $   1.35  $   1.28
Fully diluted earnings
  per share..............     $   0.65    $   0.61      $   1.35  $   1.28

Earnings per share amounts for the three- and six-month periods ended June 30, 1996 and June 30, 1995, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.